Filed Pursuant to Rule 424(b)(3)
Registration No. 333-294649
PROSPECTUS
ACUMEN PHARMACEUTICALS, INC.
Up to 10,833,331 shares of Common Stock

This prospectus relates to the resale or other disposition from time to time by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees or successors, of up to 10,833,331 shares of our common stock, par value $0.0001 per share (the “Common Stock”) that we issued in a private placement completed on March 16, 2026 (the “Private Placement”).
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” which begins on page 13. We do not know when or in what amount the selling stockholders may dispose of or offer for sale the shares covered by this prospectus.
We are not offering any shares of Common Stock under this prospectus. We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us. The selling stockholders will bear all discounts and commissions, if any, and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in their sale of shares of Common Stock.
Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “ABOS.” On March 31, 2026, the last reported sale price of our Common Stock was $2.36 per share.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.
Investing in our securities involves risks. See “Risk Factors” on page 4, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated April 1, 2026

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration or continuous offering process.
You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.
This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have filed with the SEC that is incorporated by reference, is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
Unless otherwise stated or the context requires otherwise, references in this prospectus to “Acumen,” the “company” or the “Company,” “we,” “us,” or “our” refer to Acumen Pharmaceuticals, Inc.

PROSPECTUS SUMMARY
This summary highlights selected information included or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should carefully review this entire prospectus and any supplements to this prospectus, including the risk factors and financial statements included or incorporated by reference herein or therein.
Company Overview
We are a clinical-stage biopharmaceutical company developing a novel disease-modifying approach targeting what we believe to be a key underlying cause of Alzheimer’s disease (“AD”). Alzheimer’s disease is a progressive neurodegenerative disease of the brain that leads to loss of memory and cognitive functions and ultimately results in death. Our scientific founders pioneered research on soluble amyloid-beta oligomers (“AßOs”), which are globular assemblies of the amyloid-beta (“Aß”) peptide that are distinct from Aß monomers and amyloid plaques. Based on decades of research and supporting evidence, AßOs have gained increasing scientific acceptance as a primary toxin involved in the initiation and propagation of AD pathology. We are currently focused on advancing a targeted immunotherapy drug candidate, sabirnetug, in our Phase 2 ALTITUDE-AD clinical trial, and expect to announce top-line results in late 2026. ALTITUDE-AD is a randomized, double-blind, placebo-controlled, three-arm clinical trial designed to evaluate the clinical efficacy, safety and tolerability of sabirnetug with up to 180 participants per arm for a total of 542 participants with mild cognitive impairment or mild dementia due to AD. We plan to use the Integrated Alzheimer’s Disease Rating Scale at 18 months as the primary outcome measure. The active doses for ALTITUDE-AD are 35 mg/kg and 50 mg/kg, dosed intravenously every four weeks. These dose levels and frequency were selected based on extensive pharmacokinetic and pharmacodynamic modeling of our Phase 1 INTERCEPT-AD clinical trial of sabirnetug. Sabirnetug is a recombinant humanized immunoglobulin gamma 2 monoclonal antibody that was designed to selectively target AßOs. In July 2023, we announced topline results from INTERCEPT-AD, which demonstrated that sabirnetug met the primary and secondary objectives of this clinical trial in 62 participants with early AD.
We announced the results of a Phase 1 clinical trial investigating a subcutaneous dosing option of sabirnetug in March 2025. This study in healthy volunteers enrolled 16 subjects who received four weekly subcutaneous doses of 1,200 mg of sabirnetug and 12 subjects who received a single intravenous dose of 2,800 mg of sabirnetug. The most frequently reported adverse events included injection site reactions (62.5%), all of which were mild (Grade 1) in severity and resolved. No other safety issues were identified. Additionally, subcutaneous administration of sabirnetug was shown to produce sufficient systemic exposure to support further development of this formulation as a more convenient administration option for patients.
In addition, we are investigating a blood-brain barrier-penetrating, Aß oligomer-targeted Enhanced Brain Delivery (“EBD”) therapy for AD. In March 2026, we announced certain preclinical data from EBD candidates, including in vitro, in vivo and non-human primate study results, supporting the advancement of the EBD program: (1) EBD candidates achieved 14-40x higher brain levels in non-human primates compared to native antibodies 24 hours after dosing; (2) hematology data in non-human primates indicated low potential for anemia, including that, at 24 hours after subcutaneous dosing, EBD candidates demonstrated no observed change in red blood cell count, hematocrit, hemoglobin or reticulocyte count; and (3) favorable stability profile and enhanced brain delivery support a path to subcutaneous administration with low-volume devices. Based on this data, an IND is targeted for mid-2027. In July 2025, we entered into a collaboration, option and license agreement with JCR Pharmaceuticals Co. Ltd. (“JCR”) to develop an Aß oligomer-targeted EBD therapy for the treatment of AD. Under the terms of the agreement, in addition to an upfront license payment that we paid to JCR, if we exercise our exclusive option to develop up to two development candidates, JCR will be eligible for an option exercise payment of $9.25 million. Our option can be exercised when there is a preclinical candidate data package, inclusive of a non-human primate study, which is expected in early 2026. JCR will also be eligible to receive future milestone payments of up to $40.0 million related to development, and up to $515.0 million related to sales, for a total of up to $555.0 million, as well as single-digit percentage royalties on sales of any products that emerge from the collaboration. The combination of sabirnetug or additional, novel, AβO-selective antibodies with JCR’s blood-brain barrier-penetrating technology, J-Brain Cargo®, strengthens Acumen’s portfolio of AβO-targeted therapies. The partnership is designed to advance potential next-generation treatment options for people living with AD by targeting the development of products with enhanced efficacy, safety and convenience.
Corporate Information
We were incorporated under the laws of the State of Delaware in 1996. Our principal executive offices are located at 1210-1220 Washington St., Suite 210, Newton, Massachusetts 02465 and our telephone number is (617) 344-4190. Our website address is http://www.acumenpharm.com/. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

RISK FACTORS
An investment in our Common Stock involves risks. Prior to making a decision about investing in our Common Stock, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, prospects, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

DESCRIPTION OF PRIVATE PLACEMENT
On March 13, 2026, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the selling stockholders named in this prospectus, pursuant to which the Company agreed to sell to the selling stockholders, in the Private Placement, 10,833,331 shares of Common Stock, at an offering price of $3.30 per share. The gross proceeds of the Private Placement were approximately $35.75 million, before deducting applicable fees and other expenses.
The Company and the selling stockholders entered into a Registration Rights Agreement, dated March 13, 2026 (the “Registration Rights Agreement”), providing for the registration for resale of the shares of our Common Stock. The Company agreed to file the registration statement of which this prospectus is a part registering such shares with the SEC no later than two business days after the date on which the Company files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The Company has agreed to use reasonable best efforts to keep such registration statement continuously effective from the date on which the SEC declares the registration statement to be effective until the earlier of (i) the date on which the selling stockholders shall have resold all the Registrable Securities (as such term is defined in the Registration Rights Agreement) covered thereby, and (ii) the date on which the Registrable Securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 (“Rule 144”) as promulgated by the SEC under the Securities Act of 1933 (the “Securities Act”), without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect.

DESCRIPTION OF CAPITAL STOCK
The description of our capital stock is incorporated by reference to Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 26, 2026.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference, contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about us and our industry that involve substantial risks and uncertainties. Any statements in this prospectus, or incorporated herein, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:
•the sufficiency of our existing cash and cash equivalents and marketable securities to fund our future operating expenses and capital expenditure requirements;
•our ability to obtain funding for our operations, including funding necessary to develop and commercialize sabirnetug or any Aß oligomer-targeted Enhanced Brain Delivery (“EBD”) product candidates that we may develop pursuant to our collaboration with JCR Pharmaceuticals Co. Ltd., or JCR, subject to obtaining necessary regulatory approvals;
•the ability of our clinical trials to demonstrate the safety and efficacy of sabirnetug, and other positive results;
•the therapeutic potential of sabirnetug, including its potential for improved safety and efficacy as compared to other monoclonal antibodies approved and/or in development, as well as our expectations concerning our ongoing ALTITUDE-AD clinical trial and any future clinical trials we may conduct;
•the structure, focus, success, cost and timing of our development activities, nonclinical studies and clinical trials, and the reporting of data from those clinical trials;
•our plans relating to commercializing sabirnetug or any other product candidate that we may advance into clinical trials, subject to obtaining necessary regulatory approvals;
•our ability to attract and retain key scientific and clinical personnel;
•our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;
•our reliance on third parties to conduct both preclinical trials related to the potential development of an Aß oligomer-targeted EBD therapy and clinical trials of sabirnetug, as well as any other product candidate we may develop, and to manufacture sabirnetug and any other product candidates we may develop for nonclinical studies and clinical trials;
•the success of competing therapies that are or may become available;
•our plans and ability to obtain or protect our intellectual property rights, including extensions of existing patent terms where available or the use of data market exclusivity to provide protection from generic or biosimilar versions of our product;
•the scope of protection we are able to establish and maintain for intellectual property rights covering sabirnetug, any other product candidates we may develop, and our technology;
•potential claims relating to our intellectual property;
•existing regulations and regulatory developments in the United States and other jurisdictions;
•our ability to obtain and maintain regulatory approval of sabirnetug, and any related restrictions, limitations and/or warnings in the label of any approved product candidate;

•our plans relating to the further development and manufacturing of sabirnetug and any other product candidates we may develop, including additional therapeutic indications we may pursue;
•our ability to develop and maintain our corporate infrastructure, including our ability to design and maintain an effective system of internal controls;
•our financial performance; and
•our expectations regarding the time period during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.
You should not rely on forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described under the header “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 26, 2026, and in any subsequent filings with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained herein. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements contained or incorporated by reference in this prospectus relate only to events as of the date on which the statements are made, and we undertake no obligation to update them to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. See “Where You Can Find More Information.”

USE OF PROCEEDS
All of the shares of Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
The selling stockholders will bear all discounts and commissions, if any, and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the Common Stock. We will bear the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING STOCKHOLDERS
Pursuant to the Registration Rights Agreement, we agreed to (i) file the registration statement, of which this prospectus is a part, to cover the resale of the shares of Common Stock that the selling stockholders acquired pursuant to the Purchase Agreement and (ii) to use reasonable best efforts to keep such registration statement continuously effective from the date on which the SEC declares the registration statement to be effective until the earlier of (x) the date on which the selling stockholders shall have resold or otherwise disposed of all the shares covered thereby, and (y) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities,” as such term is defined in the Registration Rights Agreement, such that they may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect.
We are registering the resale of the above-referenced shares of Common Stock to permit each of the selling stockholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part, to resell or otherwise dispose of the securities in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the selling stockholders of up to the total number of shares of Common Stock that were issued to the selling stockholders in the Private Placement. Throughout this prospectus, when we refer to the securities being registered on behalf of the selling stockholders, we are referring to the shares of Common Stock issued in the Private Placement pursuant to the Purchase Agreement. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their permitted transferees, pledgees or donees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part. The selling stockholders may sell some, all or none of their shares of Common Stock. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares of Common Stock covered hereby may be offered from time to time by the selling stockholders.
The information regarding shares beneficially owned after the offering assumes the sale of all shares of Common Stock offered by the selling stockholders. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.
The following table sets forth the name of each selling stockholder, the number and percentage of shares of Common Stock beneficially owned by the selling stockholders as of March 20, 2026, the number of shares of Common Stock that may be offered under this prospectus, and the number and percentage of Common Stock beneficially owned by the selling stockholders assuming all of the shares of Common Stock registered hereunder are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Common Stock. Generally, a person “beneficially owns” shares of the Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days of March 20, 2026.
The number of shares described under the column “Shares of Common Stock Beneficially Owned Prior to this Offering” for each selling stockholder includes all shares of our Common Stock beneficially held by such selling stockholder as of March 20, 2026, which includes all shares of our Common Stock purchased by such selling stockholder in the Private Placement. Because each selling stockholder may dispose of all, none or some portion of their shares of Common Stock, no estimate can be given as to the number of Shares that will be beneficially owned by a selling stockholder upon termination of this offering.
For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire or dispose of beneficial ownership of any additional shares of Common Stock during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, any or all of their shares of Common Stock or interests in shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. See the section titled “Plan of Distribution.”

	Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Offered (2)	Beneficial Ownership After this Offering (4)
Name(1)			Shares	% (3)
Entities affiliated with RA Capital (5)	21,076,669	6,060,606	15,016,063	20.8%
Entities affiliated with ADAR1 Capital Management, LLC (6)	2,158,334	1,515,151	643,183	*

Alyeska Master Fund, LP (7)	2,454,754	1,515,151	939,603	1.3%
Entities affiliated with Sands Capital (8)	3,720,105	303,030	3,417,075	4.7%
James B. Murray, Jr. Revocable Trust U/A/D 8.5.91 as amended (9)	3,611,360	530,303	3,081,057	4.3%
Entities affiliated with Franklin Advisers, Inc. (10)	2,911,046	606,060	2,304,986	3.2%
Knollwood Investment Liquid LLC (11)	303,030	303,030	—	—
__________________
*Less than one percent of outstanding Common Stock.
(1)All information regarding selling stockholders was provided by the selling stockholders.
(2)The number of shares of Common Stock in the column “Shares of Common Stock Offered” represents all of the shares of Common Stock that a selling stockholder may offer and sell from time to time under this prospectus, including all shares of Common Stock purchased by such selling stockholder in the Private Placement.
(3)Percentage ownership is based on a denominator equal to the sum of (i) 72,212,758 shares of Common Stock outstanding as of March 20, 2026 and (ii) the number of shares of Common Stock issuable upon exercise or conversion of convertible securities beneficially owned by the applicable selling stockholder.
(4)Assumes that all shares of Common Stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling stockholders acquire additional shares of our Common Stock after the date of this prospectus and prior to completion of this offering.
(5)Includes (i) 19,103,785 shares of Common Stock held by RA Capital Healthcare Fund, L.P. (the “Fund”), including 6,060,606 shares of Common Stock purchased from us in the Private Placement, (ii) 588,850 shares of Common Stock held in a separately managed account (the “Account”), (iii) 1,300,034 shares held by RA Capital Nexus Fund II, L.P. (the “Nexus Fund II”), and (iv) 109,000 shares underlying options held by Dr. Laura Stoppel, a member of our Board of Directors, for the benefit of RA Capital Management, L.P. (“RA Capital”). It does not include 19,500 shares underlying such options or 12,800 restricted stock units held by Dr. Stoppel, which options and restricted stock units are not vested and will not vest within 60 days of March 20, 2026. RA Capital Healthcare Fund GP, LLC is the general partner of the Fund and RA Capital Nexus Fund II GP, LLC is the general partner of the Nexus Fund II. The general partner of RA Capital is RA Capital Management GP, LLC, of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the controlling persons. RA Capital serves as investment adviser for the Fund, the Account, and the Nexus Fund II and may be deemed a beneficial owner, for purposes of Section 13(d) of the Exchange Act, of any of our securities held by the Fund, the Account, or the Nexus Fund II. The Fund and the Nexus Fund II have delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the Fund’s and the Nexus Fund II’s portfolio, including the shares of our Common Stock reported herein. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners, for purposes of Section 13(d) of the Exchange Act, of any of our securities beneficially owned by RA Capital. The address for each person and entity listed above is 200 Berkeley Street, 18th Floor, Boston, MA 02116.
(6)Consists of (i) 1,875,380 shares of Common Stock held by ADAR1 Partners, LP (“ADAR1”), including 1,318,181 shares of Common Stock purchased from us in the Private Placement, (ii) 275,976 shares of Common Stock held by Spearhead Insurance Solutions IDF, LLC - Series ADAR1 (“Spearhead”), including 196,970 shares of Common Stock purchased from us in the Private Placement and (iii) 6,978 shares of Common Stock held by separately managed accounts ("Separate Accounts"). ADAR1 Capital Management, LLC (“ADAR1 LLC”), the investment advisor of ADAR1 and the sub-advisor of Spearhead and the Separate Accounts, has voting and investment control of the shares held by ADAR1, Spearhead, and the Separate Accounts. ADAR1 Capital Management GP, LLC (“ADAR1 GP”) is the general partner of ADAR1. Daniel Schneeberger is the manager of ADAR1 LLC and ADAR1 GP. The address of ADAR1 is 3503 Wild Cherry Drive, Building 9, Austin, TX 78738. The address of Spearhead is 3828 Kennett Pike, Suite 202, Greenville, DE 19807.
(7)Includes 1,515,151 shares of Common Stock purchased from us in the Private Placement. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Alyeska Master Fund”), has voting and investment control of the shares held by Alyeska Master Fund. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund. The registered address of Alyeska Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(8)Includes (i) 1,449,203 shares of Common Stock that are directly held by Sands Capital Life Sciences Pulse Fund, LLC (“Sands Pulse Fund”), including 303,030 shares of Common Stock purchased from us in the Private Placement; (ii) 1,124,729 shares of Common Stock that are directly held by Sands Capital Ventures Discovery Fund III, L.P. (“Sands Discovery Fund”); and (iii) 1,146,173 shares of Common Stock that are directly held by Sands Capital Global Venture Fund II, L.P. (“Sands Venture Fund” and, together with each of Sands Pulse Fund and Sands Discovery Fund, the “Sands Funds”). Sands Capital Alternatives, LLC is the investment manager of each of the Sands Funds and may be deemed to beneficially own a total of 3,720,105 shares of Common Stock directly held by the Sands Funds. Frank M. Sands holds ultimate voting and investment power over securities held by the Sands Funds, and thus may be deemed to beneficially own a total of 3,720,105 shares of Common Stock held by the Sands Funds. The address for Sands Discovery Fund, Sands Venture Fund, Sands Pulse Fund, Sands Capital Alternatives, LLC and Frank M. Sands is 1000 Wilson Blvd., Suite 3000, Arlington, VA 22209.
(9)Consists of (i) 3,468,465 shares of Common Stock held by James B. Murray, Jr., as Trustee of the James B. Murray Jr. Revocable Trust U/A/D 8/5/1991, including 530,303 shares of Common Stock purchased from us in the Private Placement, and (ii) 142,895 shares held by Praxis Technologies LLC. James B. Murray, Jr. is the Manager of Praxis Technologies LLC and has the power to vote or dispose of shares held by the entity. The address for each person and entity listed above is c/o Murray Enterprises, LLC, 427 Park Street, Charlottesville, VA 22902.
(10)Consists of (i) 1,049,705 shares of Common Stock, including 223,305 shares of Common Stock purchased from us in the Private Placement, held directly by Franklin Strategic Series-Franklin Biotechnology Discovery Fund (“FSS”) and (ii) 1,861,341 shares of Common Stock, including 382,755 shares of Common Stock purchased from us in the Private Placement, held directly by Franklin Templeton Investment Funds-Franklin Biotechnology Discovery Fund (“FTIF”). Franklin Advisers, Inc., in its capacity as the investment advisor to FSS and FTIF, may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act. Evan McCulloch is the portfolio manager for both FSS and FTIF and may be deemed to have voting and investment power over the securities held by FSS and FTIF. The address of FSS is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, CA 94403. The address of FTIF is 8A Rue Albert Borschette, 1246 Kirchberg, Luxembourg.
(11)Consists of 303,030 shares of Common Stock purchased from us in the Private Placement and held directly by Knollwood Investment Liquid LLC. Knollwood Investment Advisory, LLC is the Managing Member of Knollwood Investment Liquid LLC. Kevin D. Irwin is the Chief Executive Officer of Knollwood Investment Advisory, LLC and has the power to vote or dispose of the shares held by Knollwood Investment Liquid LLC. The address for Knollwood Investment Liquid LLC, Knollwood Investment Advisory, LLC, and Kevin D. Irwin is 217 International Cir., Hunt Valley, MD 21030.

PLAN OF DISTRIBUTION
The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of shares of Common Stock or interests therein:
•distributions to members, partners, stockholders or other equityholders of the selling stockholders;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus. In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The selling stockholders also may resell all or a portion of the shares of Common Stock owned by them in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.
The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares covered by this prospectus may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”) may apply to sales of shares covered by this prospectus in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the selling stockholders to use reasonable best efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities,” as such term is defined in the Registration Rights Agreement, such that they may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS
The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.
EXPERTS
The financial statements of Acumen Pharmaceuticals, Inc. appearing in Acumen Pharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of Common Stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, underwriter or dealer has authorized any person to provide you with different information. We are not making an offer of Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of Common Stock offered by this prospectus.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Acumen. The address of the SEC website is www.sec.gov.
We maintain a website at http://www.acumenpharm.com/. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings, including all filings made after the date of the filing of this prospectus, made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:
•our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 26, 2026;
•the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2025;
•our Current Report on Form 8-K filed with the SEC on March 16, 2026; and

•the description of our common stock set forth in the amendment to the registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, which was filed with the SEC on June 28, 2021, including any additional amendment or report filed for the purpose of adapting such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to Acumen Pharmaceuticals, Inc., Attn: Investor Relations, 1210-1220 Washington St., Suite 210, Newton, Massachusetts 02465, and our telephone number is (617) 344-4190.
Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at http://www.acumenpharm.com/ as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.
16